As filed with the Securities and Exchange Commission on July 8, 2008

Registration No. 333-147751

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3

TO REGISTRATION STATEMENT ON FORM SB-2

UNDER

THE SECURITIES ACT OF 1933

DAYSTAR TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	84-1390053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2972 Stender Way, Santa Clara, California 95054

(408) 907-4600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

DR. STEPHAN J. DELUCA

Chief Executive Officer

DAYSTAR TECHNOLOGIES, INC.

2972 Stender Way, Santa Clara, California 95054

(408) 907-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to.

Gordon K. Ho, Esq.

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306-2155

(650) 843-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

This Registration Statement on Form S-3 amends the Registration Statement on Form SB-2 (No. 333-147751) of DayStar Technologies, Inc. filed with the Commission on November 30, 2007. As a registration fee was paid on the shares registered thereby in connection with their original registration, no registration fee is being paid in connection herewith.

This post-effective amendment shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus

DAYSTAR TECHNOLOGIES, INC.

5,550,203 Shares of Common Stock

This prospectus may be used only in connection with the resale, from time to time, of 3,032,134 shares of our common stock, $0.01 par value per share, acquired by the selling stockholders upon conversion of a convertible note, 18,069 shares of our common stock acquired by the selling stockholders as payment of interest on such convertible note, and 2,500,000 shares of our common stock acquired by the selling stockholders under a securities purchase agreement. All of the shares were issued to the selling stockholders in February 2007.

The selling stockholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. Additional information on the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “DSTI.” On July 2, 2008, the last reported sale price of our common stock was $4.27 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus for the risks that you should consider. You should read this entire prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July     , 2008

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date on the front cover, but the information may have changed since that contained date.

This prospectus includes market and industry data that we obtained from periodic independent industry publications, third party studies and surveys, governmental agency sources, filings of public companies in our industry and internal company surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove inaccurate based on the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from sources cited herein. By including such market data and information, we do not undertake a duty to provide such data in the future or to update such data.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus, including the sections incorporated by reference from other filings, and other documents carefully, especially the risks of investing in our common stock that we discuss under the “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation” sections and the financial statements and the notes to those statements incorporated by reference into this prospectus. References in this prospectus to “we,” “us,” “our,” “company” and “DayStar” refer to DayStar Technologies, Inc.

Our Business

We have developed a proprietary thin film deposition technology for solar photovoltaic, or PV, products that we believe will allow us to achieve a total module manufacturing cost per watt of less than $1.00. We are utilizing our proprietary single-stage sputtering deposition process to apply high-efficiency copper indium gallium selenide, or CIGS, semiconductor material over large area substrates in a continuous fashion. Through our proprietary deposition process, we have achieved greater than 14% cell efficiencies over large area CIGS PV devices. We are developing a commercial scale proprietary deposition tool and intend to integrate this tool with commercially available thin film manufacturing equipment, which will provide us with a critically differentiated manufacturing process. We believe this approach will allow us to achieve commercial-scale production capacity with fewer potential line initialization difficulties.

We intend to manufacture monolithically integrated CIGS-on-glass modules to address near-term market opportunities, including grid-tied centralized utility markets, as well as grid-tied decentralized markets. We intend to begin installation of a planned 25 megawatt, or MW, manufacturing line in the second half of 2008, with commercial shipments beginning in 2009. To facilitate our entry into the addressable solar PV market, we have entered into a contract with Blitzstrom GmbH, one of the world’s leading thin film solar PV integrators, that commits Blitzstrom to purchase a minimum of 50% of our production through 2011, subject to these products meeting defined performance criteria.

We have signed a letter of intent with juwi Solar to evaluate the viability of our PV products for sale and use by juwi Solar in their commercial PV projects. Based on the results of the evaluation, juwi Solar may commit to purchase up to 25% of our production through 2011.

In the future, we may seek to develop CIGS-on-foil packaged in flexible format for the emerging building integrated photovoltaic, or BIPV, markets.

Corporate Information

DayStar Technologies, Inc., a Delaware corporation, was incorporated in February 1997. We completed our initial public offering in February 2004. Our principal executive offices are located at 2972 Stender Way, Santa Clara, California 95054, and our telephone number is (408) 907-4600. Our website is located at www.daystartech.com. The information available on or that can be accessed through our website is not incorporated by reference into and is not a part of this prospectus and should not be considered to be part of this prospectus.

The Offering

Common stock offered	5,550,203 shares

Use of proceeds	The shares offered hereby were acquired by the selling stockholders in February 2007 and are being sold by the selling stockholders. See “Selling Stockholders.” We will not receive any proceeds from the resale of any of the shares offered hereby.

Nasdaq Capital Market symbol	DSTI

Risk factors	You should consider carefully the information set forth in the section entitled “Risk Factors,” beginning on page 2 of this prospectus, in deciding whether or not to invest in our common stock, and such additional information included in information filed with the Securities and Exchange Commission from time to time and incorporated herein by reference.

The selling stockholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. See the section of this prospectus entitled “Plan of Distribution” for a complete description of the manner in which the shares registered hereby may be distributed.

RISK FACTORS

An investment in our common stock offered by this prospectus involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included, or incorporated by reference, in this prospectus, before you decide to purchase shares of our common stock. We believe the risks and uncertainties described below are the most significant we face. The occurrence of any of the following risks could harm our business. In that case, the trading price of our common stock could decline significantly, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

Risk Factors Related to our Business

We have incurred net losses since our inception and anticipate continued net losses as we execute our commercialization plan.

Since our inception, we have incurred net losses, including net losses of $36.1 million and $20.4 million for the years ended December 31, 2007 and 2006 respectively, and have incurred negative cash flows from operations. We also incurred a net loss of approximately $4.5 million for the three months ended March 31, 2008. As a result of ongoing losses, we had an accumulated deficit of approximately $75.1 million as of March 31, 2008. We expect to continue to incur significant losses over at least the next two years and may never achieve or maintain profitability. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase as we continue to develop our manufacturing technologies, build manufacturing lines, establish our sales and distribution network, implement internal systems and infrastructure and hire additional personnel. We are making large cash deposits with equipment suppliers in connection with building our initial manufacturing line. As we do not expect to become profitable until after we scale our first 25MW commercial manufacturing line, if ever, we will be unable to satisfy our obligations solely from cash generated from operations. If, for any reason, we are unable to make required payments under our obligations, one or more of our creditors may take action to collect their debts. If we continue to incur substantial losses and are unable to secure additional financing, we could be forced to discontinue or curtail our business operations; sell assets at unfavorable prices; refinance existing debt obligations on terms unfavorable to us; or merge, consolidate or combine with a company with greater financial resources in a transaction that may be unfavorable to us.

We are a development company, have not generated any revenue from operations, and currently have no commercial products.

We are a development company, have not generated any revenue from operations, and currently have no commercial products. Commercializing our products depends on a number of factors, including the following:

•	finalizing the design of our sputtering tool;

•	completing the engineering scalability of our sputtering tool;

•	completing our large scale manufacturing capabilities;

•	completing, refining and managing our supply chain and distribution channel; and

•	identifying and retaining key personnel in California to build the initial production line.

In addition, our technology uses our proprietary deposition process, and there may be technical barriers to the development of our products and processes. Development of tools and our manufacturing processes may not succeed or may be significantly delayed. Our products will be produced through a manufacturing process that we have not yet constructed or tested on a commercial scale. If we fail to successfully develop our thin film manufacturing process or incur significant delays in development, we will be unable to commercialize our products as anticipated. This would materially and adversely affect our business and financial condition. If adequate funds are not available, we may have to delay development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. Any of these factors could harm our business and financial condition.

We have no experience manufacturing solar products on a commercial scale.

To date, we have focused primarily on research, development and small-scale manufacturing. We have no experience manufacturing any product on a commercial scale. In addition, all our pilot production has been limited to CIGS-on-foil, while our initial commercial production line will manufacture CIGS-on-glass modules. We are internally developing the necessary sputtering capabilities and purchasing third-party manufacturing equipment for this step. Failure to develop or procure manufacturing capabilities and scale up our proprietary deposition tool would materially and adversely affect our business and financial condition.

Our products have never been sold on a commercial basis, and we do not know whether they will be accepted by the market.

Our products, if developed, may not achieve market acceptance. The development of a successful market for our proposed products and our ability to sell our products at a lower cost per watt than our competition may be adversely affected by a number of factors, many of which are beyond our control, including the following:

•	if we fail to produce solar PV modules that compete favorably against other solar modules on the basis of price, quality, performance and warranted lifetime;

•	if we cannot compete effectively with conventional energy sources and alternative distributed generation technologies, such as wind energy;

•	if we fail to develop and maintain successful relationships with distributors, system integrators and other resellers, as well as strategic partners;

•	if system integrators fail to build projects suited for the type of solar PV modules we intend to produce;

•	if our products experience problems with product quality or performance; and

•	if we are unable to achieve solar PV module certification requirements.

The failure of our proposed products to gain market acceptance would materially and adversely affect our business and financial condition.

We may not reach profitability if PV technology is not suitable for widespread adoption or sufficient demand for solar PV modules does not develop or develops slower than we anticipate.

The solar energy market is at a relatively early stage of development and the extent to which solar PV modules will be widely adopted is uncertain. If our CIGS solar PV products prove unsuitable for widespread adoption or demand for our CIGS solar PV products fails to develop sufficiently, we may be unable to grow our business or generate sufficient revenue from operations to reach profitability. In addition, demand for solar modules in our targeted markets may not develop or may develop to a lesser extent than we anticipate. Many factors may affect the viability of widespread adoption of solar PV technology and demand for our CIGS solar PV products, including the following:

•	performance and reliability of solar modules and thin film technology compared with conventional and other non-solar renewable energy sources and products;

•	cost-effectiveness of solar modules compared with conventional and other non-solar renewable energy sources and products;

•	availability of government subsidies and incentives to support the development of the solar PV industry;

•	success of other renewable energy generation technologies, such as hydroelectric, wind, geothermal, solar thermal, concentrated PV and biomass;

•

fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources, such as increases or decreases in the price of oil and other fossil fuel;

•	fluctuations in capital expenditures by end-users of solar modules, which tend to decrease in slower economic environments and periods of rising interest rates; and

•	deregulation of the electric power industry and the broader energy industry.

Furthermore, many solar PV cell and module manufacturers are growing and the market could reach a point where supply exceeds demand. As a result, we may be unable to sell our products at attractive prices, or for a profit.

We will rely on third-party suppliers for most of our manufacturing equipment.

We will rely on third-party suppliers for most of our manufacturing equipment. The failure of our suppliers to supply manufacturing equipment in a timely manner or on commercially reasonable terms could delay our commercialization and expansion plans and otherwise disrupt our production schedule or increase our manufacturing costs. Further, our orders with certain of our suppliers may represent a very small portion of their total business. As a result, they may not give priority to our business, leading to potential delays in or cancellation of our orders. If any single-source supplier were to fail to supply our needs on a timely basis or cease providing us key components, we would be required to locate and contract with substitute suppliers. We may have difficulty identifying a substitute supplier in a timely manner and on commercially reasonable terms. If this were to occur, our business would be harmed.

If our manufacturing equipment, some of which will be customized and sole sourced, fails or our equipment suppliers fail to perform under their contracts, we could experience production disruptions and be unable to satisfy our contractual requirements.

Some of our manufacturing equipment will be customized to our production lines based on designs or specifications that we provide the equipment manufacturers, which then undertake specialized processes to manufacture the custom equipment. As a result, the equipment will not be readily available from multiple vendors and would be difficult to repair or replace if it were to become damaged or non-functional. If any piece of equipment fails, we may not be able to manufacture our products.

The failure to achieve target yields, product qualities or target costs of our CIGS solar PV products could materially and adversely affect our business and financial condition.

We may not be able to achieve our desired manufacturing yields, product qualities and cost targets for our CIGS solar PV products, which could prevent us from becoming profitable. If we cannot achieve our targeted production yields and unit costs or if we experience difficulties in our manufacturing process, such as capacity constraints, quality control problems or other disruptions, we may not be able to manufacture our products at acceptable costs, which would eliminate our ability effectively to enter the market. If we cannot reduce our costs through economies of scale, improvements in manufacturing processes and engineering design, or technology maturation, our business and financial condition could be materially and adversely harmed. In addition, we will need to ensure our CIGS solar PV module products will receive certain industry certifications. Failure to receive these certifications will harm our financial condition and limit our ability to market and sell our product. Our thin film technology and products do not have a sufficient operating history to confirm how our products will perform over time. If our thin film technology and products perform below expectations, we could lose customers and face substantial warranty expense.

If we experience significant delays, cost overruns and technical difficulties in establishing commercial manufacturing capacity in California, our business and financial condition could be materially and adversely harmed.

Completing the installation of equipment in our California manufacturing facility will require significant additional investment of capital and substantial engineering expenditures. This process is subject to significant risks, including risks of delay, equipment problems, cost overruns and other start-up and operating difficulties. If we experience any of these or similar difficulties, we may be unable to complete our manufacturing line.

We depend on one customer, Blitzstrom GmbH, for a substantial percentage of our anticipated future revenue.

We anticipate that a substantial percentage of our future revenue will be derived under a contract with one customer, Blitzstrom GmbH, or Blitzstrom. We will be vulnerable to a substantial decline in anticipated revenue if we lose Blitzstrom as a customer for any reason or if Blitzstrom were to reduce, delay or cancel its orders for any reason. Our contract with Blitzstrom requires that our product substantially conform to certain specifications and that we obtain applicable industry certifications. Failure to achieve such specifications or obtain such certifications could have a material adverse effect on our business and financial condition. Any loss of business with Blitzstrom will be particularly damaging unless we are able to diversify our customer base and substantially expand sales to other customers.

We plan to expand our manufacturing capacity beyond our proposed 25MW line which will delay our achievement of profitability.

Our current plan involves replicating our proposed initial 25MW line to build a 100MW plant consisting of four 25MW lines with construction beginning in 2009. Although we believe that the successful construction of our initial manufacturing line and the commercialization of our product will facilitate our ability to obtain funding, a wide variety of factors relating to our company and external conditions could adversely affect our ability to secure funding to expand our manufacturing capacity and the terms of any funding that we secure.

To achieve profitability, we must raise additional funds on terms that may not be favorable to us.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, may involve restrictive covenants. Any debt financing or additional equity financing may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets or delay, reduce the scope of, or eliminate some or all of our development programs.

The failure to manage our anticipated growth effectively could materially and adversely affect our business and financial condition.

The commercialization of our technology will place a significant strain on our managerial, financial and personnel resources. To reach our goals, we must successfully recruit, train, and manage new employees; develop our manufacturing capabilities; integrate new management and employees into our overall operations; and establish improved financial and accounting systems, controls and reporting systems. We will be competing with other solar, semiconductor and display manufacturers for individuals with this expertise. If we fail to manage the expansion of our business effectively, it could materially and adversely affect our business and financial condition.

Our management team has limited experience working together and its failure to work together effectively could materially and adversely affect our business and financial condition.

Our executive officers and key employees have worked together for a limited period of time. If our management team cannot successfully work together or fails to develop a thorough understanding of our business on a timely basis, it could materially and adversely affect our business and financial condition. Similarly, our executive officers and key employees have limited experience managing a public company and must be able to satisfy the required financial reporting and other public company obligations. Further, we intend to transition from a development company to a revenue generating company by building a manufacturing line on glass substrates and commercializing our glass substrate product. This plan is a departure from our previous direction of working on flexible substrates. Our future success depends on our management team’s ability to establish a manufacturing line and commercialize our product. If we cannot do so, we will be unable to expand our business, decrease our cost per watt, obtain a competitive position, satisfy our contractual obligations or reach profitability.

If we lose key personnel, or are unable to attract and retain necessary talent, we may be unable to develop or commercialize our products under development.

We are highly dependent on Dr. Stephan DeLuca, our Chief Executive Officer, Mr. Ratson Morad, our President and Chief Operating Officer and Mr. Robert Weiss, our Chief Technology Officer. Dr. DeLuca has over 20 years of experience in the semiconductor and environmental industry. Mr. Morad has over 20 years of experience in the semiconductor and photovoltaic technology industries. Mr. Weiss has over 25 years of experience in thin film technology development and manufacturing. In the case of the loss of any key executives, we may be unable to find a suitable replacement with comparable knowledge or experience.

In addition, our future success will depend, in part, upon our ability to attract and retain highly skilled employees, including management, technical and sales personnel. Competition for such skilled personnel is intense, and the loss of services of a number of key individuals, or our inability to hire new personnel with the requisite skill sets, could materially harm our business and results of operations. These issues would be magnified if any of our key personnel went to work for competitors. In addition, we may not be able to successfully assimilate these employees or hire qualified personnel to replace them.

If we are unable to adequately protect our intellectual property, our competitors and other third parties could produce products based on our intellectual property, which would substantially impair our ability to compete.

Our success and ability to compete depends in part upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, trade secret, copyright and trademark law and license agreements, as well as nondisclosure agreements, to protect our intellectual property. These legal means, however, afford only limited protection and may not be adequate to protect our intellectual property rights. We cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions. In addition, we cannot be certain that any of our pending patent applications will issue. The United States Patent and Trademark Office or other foreign patent and trademark offices may deny or significantly narrow claims made under our patent applications and, even if issued, these patents may be successfully challenged, designed around, or otherwise not provide us with commercial protection. In the future, we may need to assert claims of infringement against third parties to protect our intellectual property. Regardless of the final outcome, any litigation to enforce our intellectual property rights in patents, copyrights or trademarks could be highly unpredictable and result in substantial costs and diversion of resources, which could have a material adverse effect on our business and financial condition. In the event of an adverse judgment, a court could hold that some or all of our asserted intellectual property rights are not infringed or are invalid or unenforceable and could award attorneys’ fees to the other party.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from selling our product offerings, require us to obtain licenses from third parties to develop non-infringing alternatives and subject us to substantial monetary damages and injunctive relief.

The solar PV industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We are aware of numerous patents issued and patents pending to third parties that may relate to current and future generations of solar energy products. The owners of these patents may assert that the manufacture, use or sale of any product we develop infringes one or more claims of their patents. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that materially and adversely affect our business. Third parties could also assert infringement or misappropriation claims against us with respect to any of our future product offerings. Whether or not such claims are valid, we cannot be certain that we have not infringed the intellectual property rights of such third parties. Any infringement or misappropriation claim could result in significant costs, substantial damages and our inability to manufacture, market or sell any of our product offerings that are found to infringe. Even if we were to prevail in any such action, the litigation could result in substantial cost and diversion of resources that could materially and adversely affect our business. If a court determined, or if we independently discovered, that our product offerings violated third-party proprietary rights, there can be no assurance that we would be able to re-engineer our product offerings to avoid those rights or obtain a license under those rights on commercially reasonable terms, if at all. As a result, we could be prohibited from selling products that are found to infringe upon the rights of others. Even if obtaining a license were feasible, it may be costly and time-consuming. A court could also enter orders that temporarily, preliminarily or permanently enjoin us from making, using, selling, offering to sell or importing our CIGS solar PV products or other future products, if any, or could enter orders mandating that we undertake certain remedial activities. Further, a court could order us to pay compensatory damages for such infringement, plus prejudgment interest, and could in addition treble the compensatory damages and award attorneys’ fees. These damages could materially and adversely affect our business and financial condition.

The PV industry is highly competitive and subject to rapid technological change, and our success will depend on our ability to develop and market a lower cost, higher performance product and to develop and introduce improved products.

The target markets for the products we are developing are highly competitive and subject to rapid technological change. Our success depends, in part, upon our ability to maintain a competitive position in the development of CIGS solar PV products and technologies. To develop and introduce improved products, we will need to invest significant financial resources in research and development to keep pace with technological advances in the solar energy industry. We believe that our main sources of competition are manufacturers of solar electric power technologies, including thin film solar PV and silicon-based solar cells. Such manufacturers include BP Solar International Inc., Q-Cells AG, Sharp Corporation, SunPower Corporation, Evergreen Solar, Inc., Johanna Solar Technology GmbH, Kyocera Corporation, Mitsubishi Electric Corporation, Motech Industries Inc., Sanyo Corporation, SolarWorld AG, Suntech Power Holdings Co., United Solar Ovonic, a subsidiary of Energy Conversion Devices, Inc., Wurth Solar GmbH & Co. KG, and First Solar, Inc. Many of our competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources than we do. There are competitors with thin film products, including those based on CIGS technology, that have already entered commercial production. If a commercial equipment manufacturer were to develop a sputtering tool that was competitive with our proprietary sputtering tool, it could offer this tool to our competitors harming our competitive position. In addition, there are a variety of competing technologies currently in the market and under development, any one of which could achieve manufacturing costs per watt lower than our manufacturing technology. Failure to get to market with the most cost-competitive product before our competitors could materially and adversely affect our business and financial condition.

Even if demand for solar products continues to grow, the rapid expansion plans of many solar cell and module manufacturers could create periods where supply exceeds demand. During any such period, our competitors could decide to reduce their sales price, even below their manufacturing cost, in order to generate sales. As a result, we may be unable to sell our CIGS solar PV products at attractive prices, or for a profit, during any period of excess supply of solar products, which would reduce our net sales and harm our results of operations.

The reduction, elimination or expiration of government subsidies and economic incentives for grid-connected solar PV systems could reduce demand for our products and materially and adversely affect our business and financial condition.

The cost of electricity generated from solar PV systems currently exceeds the retail price of electricity generated from conventional sources such as fossil fuels. As a result, the grid-connected segment of the solar PV industry relies on government subsidies. In many countries, federal, state and local government agencies provide subsidies including feed-in-tariffs, rebates, tax benefits as well as other incentives. A reduction or elimination of government subsidies for on-grid solar electricity may result in a decrease in the competitive position of solar energy in relation to traditional energy sources.

Germany has been a strong provider of subsidies for the solar industry and a political change or decrease in the level of incentives would negatively affect the solar industry. German subsidies are projected to decline year after year which could adversely affect demand for solar modules. A report published by the German Federal Ministry for the Environment projects a gradual decrease in the rate of German subsidies, declining by two percentage points from 2009 through 2010 and three percentage points by 2011. Additionally, the Emerging Renewables Program in California has finite funds that may not last through the current program period. Subsidies declined 11% in California, from $2.80 to $2.50 per watt in 2006. As cumulative installations exceed the stated thresholds, subsidies will continue to decline below the current levels. Continuation of the Federal Income Tax Credit beyond 2008 is uncertain.

If any of the current statutes or subsidies are reduced for any reason, sales of our solar PV modules could decline significantly. Electric utility companies and generators of electricity from traditional sources could also push for change in their respective markets. A decline or reduction in any solar industry subsidies or economic incentives for on-grid solar energy could cause our revenue from operations to decline and materially and adversely affect our business, financial condition and results of operation.

An increase in interest rates could make it difficult for end-users to finance the cost of a PV system and could reduce demand for our CIGS solar PV products.

Many of our prospective end-users depend on debt financing to fund the initial capital expenditure required to purchase and install a PV system. As a result, an increase in interest rates could make it difficult for our end-users to secure the financing necessary to purchase and install a PV system on favorable terms, or at all, and thus lower demand for our solar PV modules and reduce our net sales. In addition, we believe that a significant percentage of the prospective end-users of our products install PV systems as an investment, funding the initial capital expenditure through a combination of equity and debt. An increase in interest rates could lower an investor’s return on investment in a PV system, or make alternative investments more attractive relative to PV systems, and, in each case, could cause these end-users to seek alternative investments.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar PV products, which may significantly reduce demand for our solar modules.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies have been modified in the past and may be modified again in the future. These regulations and policies could deter end-user purchases of solar PV products and investment in the research and development of PV technology. For example, without a mandated regulatory exception for solar PV systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our end-users of using solar PV systems and make them less desirable, thereby harming our business, results of operations and financial condition. In addition, electricity generated by photovoltaic systems competes primarily with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate, would require solar PV systems to achieve lower prices in order to compete with the price of electricity.

Our operations involve hazardous materials, and we must comply with environmental laws and regulations, which can be expensive.

We are subject to a variety of federal, state and local regulations relating to the use, handling, storage, disposal, and human exposure to hazardous and toxic materials. We could incur costs, fines, and civil and criminal sanctions, third-party property damage or personal injury claims, or could be required to incur substantial investigation or remediation costs, if we were to violate or become liable under environmental laws. Compliance with current or future environmental and safety laws and regulations could restrict our ability to expand our facilities, impair our research, development or production efforts, or require us to incur other significant expenses. Violations of environmental laws or regulations could occur in the future as a result of the inability to obtain permits, human error, accident, equipment failure or other causes.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

Our operations involve the use, handling, generation, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, state, local and international level. These environmental laws and regulations include those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and wastes, the cleanup of contaminated sites and occupational health and safety. We may incur significant costs and capital expenditures in complying with these laws and regulations. In addition, violations of, or liabilities under, environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims, cleanup costs or other costs. While we believe we are currently in substantial compliance with applicable environmental requirements, future developments such as more aggressive enforcement policies, the implementation of new, more stringent laws and regulations, or the discovery of presently unknown environmental conditions may require expenditures that could have a material adverse effect on our business, results of operations and financial condition.

We face risks associated with our anticipated international business.

We expect to establish, and to expand over time, international commercial operations and activities. Such international business operations will be subject to a variety of risks associated with conducting business internationally, including the following:

•	changes in or interpretations of foreign regulations that may adversely affect our ability to sell our products, perform services or repatriate profits to the United States;

•	the imposition of tariffs;

•	economic or political instability in foreign countries;

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

•	conducting business in places where business practices and customs are unfamiliar and unknown;

•	the imposition of restrictive trade policies;

•	the existence of inconsistent laws or regulations;

•	the imposition or increase of investment requirements and other restrictions or requirements by foreign governments;

•	uncertainties relating to foreign laws and legal proceedings;

•	fluctuations in foreign currency and exchange rates; and

•	compliance with a variety of U.S. laws, including the Foreign Corrupt Practices Act.

We do not know the impact that these regulatory, geopolitical and other factors may have on our international business in the future.

If we are unable to develop, implement and maintain appropriate internal controls we will not be able to comply with applicable regulatory requirements imposed on reporting companies.

Our business operations are relatively small and, as a result, we have operated with very limited staffing of key accounting and administrative functions. This limited staffing has made it difficult for us to segregate certain accounting functions. As our business matures from research and development into commercial operations, we will need additional accounting and finance staffing to support our expanding business operations and to comply with the additional reporting and regulatory requirements imposed upon us. We plan on hiring additional personnel in our accounting and finance function in order to have sufficient staffing levels. Our development, implementation and maintenance of appropriate internal controls will depend on our successful hiring and retention of key senior accounting personnel with appropriate technical accounting expertise.

We continue to evaluate our existing internal control over financial reporting against the standards adopted by the Committee of Sponsoring Organizations. During the course of our ongoing evaluation of our internal controls, we may identify areas requiring improvement and may have to design enhanced processes and controls to address these issues through this review. Remedying any significant deficiencies or material weaknesses that we or our independent registered public accounting firm identify may require us to incur significant costs and expend significant time and management resources. While we believe that we will be able successfully to implement internal controls, any of the measures we implement to remedy any such deficiencies or weaknesses may not effectively mitigate or remedy such deficiencies or weaknesses. Investors could lose confidence in our financial reports, and our stock price may be adversely affected, if our internal control over financial reporting is found not to be effective by an independent registered public accounting firm.

Under current rules, for our annual report filed with the Securities and Exchange Commission, or SEC, for the year ending December 31, 2009, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include a report from our independent registered public accounting firm on its evaluation of the operating effectiveness of our internal control over financial reporting.

Our facilities in California are located near earthquake faults, and an earthquake or other types of natural disasters or resource shortages could disrupt our operations and adversely affect results.

Our facilities in Santa Clara, California and Newark, California are located near active earthquake zones. We currently do not have a formal business continuity or disaster recovery plan. In the event of a natural disaster, such as an earthquake, drought, flood, or localized extended outages of critical utilities or transportation systems, we could experience a significant business interruption. In addition, California from time to time has experienced shortages of water, electric power and natural gas. Any such future shortages or natural disaster, such as a fire or an earthquake, could cause substantial delays in our operations, damage or destroy our manufacturing equipment or inventory and cause us to incur additional expenses. A disaster could significantly harm our business and financial condition. The insurance we maintain against fires, earthquakes and other natural disasters may not be adequate to cover our losses in any particular case.

Risk Factors Related to this Offering

As an investor, you may incur substantial dilution.

In order to raise sufficient funds to continue operations, we may have to issue additional securities at prices which may result in substantial dilution to our stockholders. If we raise additional funds through the sale of equity or convertible debt, current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of common stock outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot assure that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plan, prospects, results of operations and financial condition.

Provisions in our charter documents, our stockholder rights agreement and state law may make it harder for others to obtain control of us even though some stockholders might consider such a development to be favorable.

Our board of directors has the authority to issue up to 3,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for third parties to acquire a majority of our outstanding voting stock. Our certificate of incorporation and by-laws, each as amended to date, and applicable Delaware law also impose various procedural and other requirements that could delay or make a merger, tender offer or proxy contest involving us more difficult.

We have also implemented a so-called poison pill by adopting our stockholders rights agreement. This poison pill significantly increases the costs that would be incurred by an unwanted third party acquirer if such party owns or announces its intent to commence a tender offer for more than 15% of our outstanding common stock. The existence of this poison pill could delay, deter or prevent a takeover of the Company.

All of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock which could preclude our stockholders from recognizing a premium over the prevailing market price of our stock.

Our common stock could be subject to extreme volatility.

Our common stock is currently traded on the Nasdaq Capital Market. The trading volume of our common stock has been relatively low. Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, this means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which our stock is traded. The trading price of our common stock from time to time has fluctuated widely and may be subject to similar fluctuations in the future. The trading price of our common stock may be affected by a number of factors, including events described in the “Risk Factors” set forth in this prospectus. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

Substantial voting power may be concentrated in the hands of certain stockholders, and these stockholders may acquire additional shares upon exercise of warrants that we are required to issue.

Two affiliated funds who are selling stockholders own 5,050,203 shares of our common stock as of the date hereof. Prior to any sales hereunder, such shares will represent approximately 15.2% of our outstanding common stock. As a result, of their share ownership, these investors may be able to influence affairs requiring stockholder approval, including the election of directors. If we complete a financing transaction that meets certain criteria prior to August 31, 2012, we must offer to issue warrants to purchase an aggregate of 1,110,041 shares of our common stock at an exercise price of $4.89 per share. A substantial number of these warrants will be offered to the affiliated funds, thereby potentially increasing their ownership.

Our ability to raise additional funds may be limited by outstanding warrants and agreements to issue additional warrants.

During the term that our Class B public warrants are outstanding, the holders of these warrants will have the opportunity to profit from a rise in the market price of our common stock. In addition, these warrants are not redeemable by us. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time during which the warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources. In addition, as noted above, if we complete a financing transaction that meets certain criteria prior to August 31, 2012, we must offer to issue warrants to purchase an aggregate of 1,110,041 shares of our common stock at an exercise price of $4.89 per share.

Certain provisions of our warrants may have an adverse impact on our financial results during reporting periods in which our stock price increases.

Upon a change of control of our company, warrantholders having the right to purchase an aggregate of 600,003 shares of our common stock have the right to require us to repurchase the warrants from them at a purchase price per share equal to the Black-Scholes value of the unexercised portion of the warrants. As a result, these warrants are classified as a liability on our balance sheet, which must be adjusted to fair value at the end of each reporting period in accordance with applicable accounting rules. We report any changes in fair value as a gain or loss on our consolidated statement of operations. Generally, this accounting treatment will result in a reported loss during any accounting period in which there is a reported increase in the sales price of our common stock on the Nasdaq Capital Market. Conversely, this accounting treatment generally will result in a reported gain during any accounting period in which there is a reported decrease in the sales price of our common stock on the Nasdaq Capital Market.

You may not be able to resell your shares at or above the price you pay for them.

The market price of our common stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations in the future. These fluctuations have occurred in the past and may occur in the future in response to various factors, many of which we cannot control, including the following:

•	actual or anticipated changes in our operating results;

•	changes in expectations relating to our products, plans, and strategic position or those of our competitors or customers;

•	announcements of technological innovations or new products by our competitors, our customers or us;

•	market conditions and trends within the solar PV industry;

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of high-technology companies in general and solar companies in particular;

•	changes in investor perceptions;

•	the level and quality of any research analyst coverage of our common stock;

•	changes in earnings estimates or investment recommendations by analysts;

•	the financial guidance we may provide to the public, any changes in such guidance, or our failure to meet such guidance;

•	litigation involving us, our industry or both;

•	regulatory developments in the United States or abroad;

•	introductions of new products or new pricing policies by us or by our competitors;

•	the gain or loss of significant customers;

•	recruitment or departure of key personnel;

•	developments with respect to intellectual property rights;

•	acquisitions or strategic alliances by us or by our competitors; and

•	general global economic and political instability.

In addition, the market prices of securities of high-technology and solar companies have experienced significant price and volume fluctuations that often have been unrelated or disproportionate to their operating performance.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the securities laws. Any statements contained in this prospectus that are not statements of historical fact may be forward-looking statements. When we use the words “anticipates,” “plans,” “expects,” “believes,” “should,” “could,” “may,” “will” and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others, our need to raise additional financing, risks related to the development of our CIGS solar PV products and manufacturing processes to produce such products, risks related to our delivery to customers, including product reliability, conversion efficiency, customer acceptance and product cost; market acceptance of CIGS; intense competition in the solar energy field; our history of losses; the historical volatility of our stock prices; general market conditions; and other factors referred to under the caption “Risk Factors” starting on page 2.

Except as may be required by applicable law, we do not undertake or intend to update or revise our forward-looking statements, and we assume no obligation to update any forward-looking statements contained in this prospectus as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements that reflect our current expectations about our future results, performance, prospects and opportunities. You should carefully review and consider the various disclosures we make in this prospectus and our other reports filed with the SEC that attempt to advise interested parties of the risks, uncertainties and other factors that may affect our business.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares offered by the selling stockholders. We will bear all fees and expenses incident to preparing and filing this registration statement.

SELLING STOCKHOLDERS

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The table below was prepared based on SEC filings and on information provided to us by the selling stockholders. On June 15, 2007, we entered into a secured bridge financing with Lampe, Conway & Co., LLC and LC Capital Master Fund, Ltd. The original aggregate principal amount of this loan was $4,000,000. In September 2007, we increased the aggregate principal amount to $9,000,000. This loan was repaid in full on October 31, 2007. Other than this loan, we do not have, and have not had during the past three years, any material relationship with any of the selling stockholders.

Name of Selling Stockholders	Shares Owned Prior to this Offering(1)		Total Shares Offered		Total Number of Shares of Common Stock Owned After Offering(2)		Percent of Total Outstanding After Offering(3)
LC Capital Master Fund, Ltd.	0		2,745,183	(4)(5)	4,575,183		13.8%
LC Capital / Capital Z SPV, LP	0		305,020	(4)(5)	475,020		1.4%
Millennium Partners, L.P.(6)	10,789	(7)	1,500,000	(5)	1,390,789	(8)	4.2%
Phoenix Partners, LP(9)	0		397,500	(5)	0		*
Phaeton International (BVI), Ltd.(10)	0		352,500	(5)	0		*
PreX Capital Partners, LLC	0		250,000	(5)	250,000		*

TOTALS	10,789		5,550,203		6,690,992		20.1%

*	Less than one percent
(1)	Represents the number of shares held by such selling stockholder prior to such selling stockholder’s acquisition of shares in February 2007 upon conversion of a convertible note originally issued in May 2006 and/or pursuant to a Securities Purchase Agreement dated January 19, 2007, as applicable, as indicated in the notes below.
(2)	Represents the number of shares held by such selling stockholder as of June 30, 2008 and reflects acquisitions and dispositions of shares since February 2007.
(3)	Total shares outstanding were 33,263,862 on June 30, 2008.
(4)	Common stock shares issued in February 2007 upon conversion of a convertible note originally issued in May 2006.
(5)	Common stock shares issued in February 2007 pursuant to a Securities Purchase Agreement dated January 19, 2007.

(6)	Millennium Management LLC, a Delaware limited liability company, is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management LLC. As a result, Mr. Englander may be considered the beneficial owner of any shares deemed to be beneficially owned by Millennium Management LLC. The foregoing should not be construed in and of itself as an admission by either of Millennium Management LLC or Mr. Englander as to beneficial ownership of the shares of our common stock owned by Millennium Partners, L.P.
(7)	10,789 shares are issuable upon exercise of a warrant held by Millenco LLC, an affiliate of Millennium Partners, L.P.
(8)	Consists of 1,375,000 shares of common stock held by Millennium Partners, L.P. and 10,789 shares issuable upon exercise of a warrant and 5,000 shares of common stock held by Millenco LLC, an affiliate of Millennium Partners, L.P.
(9)	46,900 of these shares were assigned to Phoenix Partners, LP in February 2007 by its affiliate, Phoenix Partners II, LP, pursuant to an assignment and assumption agreement.
(10)	32,400 of these shares were assigned to Phaeton International (BVI), Ltd in February 2007 by its affiliate, Phoenix Partners II, LP, pursuant to an assignment and assumption agreement.

Information about any other selling stockholders will be set forth in prospectus supplements or post-effective amendments, if required. The selling stockholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their securities since the date on which the information in the above table is presented. Information about the selling stockholders may change from time to time. Any changed information with respect to which we are given notice will be set forth in prospectus supplements.

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered hereby to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus.

We will not receive any proceeds from the resale of the shares offered hereby. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to this registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreements, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley Godward Kronish LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements appearing in this Prospectus and Registration Statement have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report dated March 27, 2008 incorporated by reference herein and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference the specific documents listed below:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2007, filed on March 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 5, 2008;

•	Our Current Report on Form 8-K, filed on May 8, 2008;

•	Our Current Report on Form 8-K, filed on June 27, 2008; and

•	The description of our common stock contained in the Registration Statement on Form 8-A, which was filed on December 11, 2003, and all amendments and reports updating such description; and

•	The description of our preferred stock purchase rights contained in the Registration Statement on Form 8-A, which was filed on May 5, 2008.

We also incorporate by reference any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of such registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold by the selling stockholders or this registration statement has been withdrawn. Those documents will become a part of this prospectus from the date that the documents are filed with the Securities and Exchange Commission.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: DayStar Technologies, Inc., 2972 Stender Way, Santa Clara, California 95054, Attn: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (408) 907-4600. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

WHERE YOU CAN FIND MORE INFORMATION

We make available through our website (www.daystartech.com), free of charge, our Annual Reports, Quarterly Reports, Current Reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.

The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file electronically with the SEC and the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

You should rely on the information contained in this prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale or exchange of securities. However, we have a duty to update that information while this prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this prospectus or any material information with respect to the plan of distribution was not previously disclosed in the prospectus or there is any material change to such information in the prospectus. This prospectus does not offer to sell or solicit any offer to buy any securities other than the common stock to which it relates, nor does it offer to sell or solicit any offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

PART II

Information Not Required in the Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The aggregate estimated (other than the SEC registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:

Expenses of the Offering
SEC Registration Fee	$669
Costs of Printing and Engraving	5,000
Accounting Fees and Expenses	3,000
Legal Fees and Expenses	30,000
Miscellaneous	21,331

Total	$60,000

Item 15.	Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	Any breach of their duty of loyalty to the corporation or its stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	Any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our bylaws provide that we shall, to the fullest extent permitted by law, indemnify our directors and officers and advance expenses to such persons in connection with the investigation and defense of indemnifiable actions brought against them. Our bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

We have entered into indemnification agreements with each of our directors and officers. We intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits

Exhibit Number	Exhibit Title
4.1(1)	Amended and Restated Certificate of Incorporation

4.2(2)	Amended and Restated Bylaws

4.3(3)	Certificate of Designations

4.4(3)	Stockholder Rights Agreement

5.1*	Opinion of Cooley Godward Kronish LLP

23.1*	Consent of Cooley Godward Kronish LLP (filed as part of Exhibit 5.1)

23.2*	Consent of Hein & Associates LLP

24.1(4)	Power of Attorney

(1)	Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on August 11, 2006.
(2)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 25, 2006.
(3)	Incorporated by reference to our Registration Statement on Form 8-A filed with the SEC on May 8, 2008.
(4)	Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on November 30, 2007.
*	Filed herewith.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on July 8, 2008.

DAYSTAR TECHNOLOGIES, INC.

By:	/S/ DR. STEPHAN J. DELUCA
Dr. Stephan J. DeLuca
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ STEPHAN J. DELUCA
Stephan J. DeLuca
Director and Chief Executive Officer
(Principal Executive Officer)
July 8, 2008

/S/ WILLIAM STECKEL
William Steckel
Chief Financial Officer
(Principal Financial Officer)
July 8, 2008

/S/ CHRISTOPHER T. LAIL
Christopher T. Lail
Controller and Chief Accounting Officer
(Principal Accounting Officer)
July 8, 2008

*
Robert G. Aldrich
Director
July 8, 2008

*
Kevin S. Flannery
Director
July 8, 2008

*
Randolph A. Graves, Jr.
Director
July 8, 2008

*
Richard Nevins
Director
July 8, 2008

*
Scott M. Schecter
Director
July 8, 2008

*
Kelly A. Waters
Director
July 8, 2008

*By:	/S/ STEPHAN J. DELUCA
Stephan J. DeLuca
Attorney-in-Fact

Exhibit Index

Exhibit Number	Exhibit Title
4.1(1)	Amended and Restated Certificate of Incorporation

4.2(2)	Amended and Restated Bylaws

4.3(3)	Certificate of Designations

4.4(3)	Stockholder Rights Agreement

5.1*	Opinion of Cooley Godward Kronish LLP

23.1*	Consent of Cooley Godward Kronish LLP (filed as part of Exhibit 5.1)

23.2*	Consent of Hein & Associates LLP

24.1(4)	Power of Attorney

(1)	Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on August 11, 2006.
(2)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 25, 2006.
(3)	Incorporated by reference to our Registration Statement on Form 8-A filed with the SEC on May 8, 2008.
(4)	Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on November 30, 2007.
*	Filed herewith.

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